Exhibit 5.1

[Letterhead of Sullivan & Cromwell LLP]

October 7, 2025

Carlyle Secured Lending, Inc.

One Vanderbilt Avenue, Suite 3400

New York, NY 10017.

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933 (the “Act”) of $300,000,000 aggregate principal amount of 5.750% Notes due 2031 (the “Securities”) of Carlyle Secured Lending, Inc., a Maryland corporation (the “Company”), issued pursuant to the Indenture, dated as of November 20, 2023, as supplemented by the First Supplemental Indenture, dated as of November 20, 2023, the Second Supplemental Indenture, dated as of October 18, 2024, and the Third Supplemental Indenture, dated as of October 7, 2025 (the “Indenture”), each between the Company and U.S. Bank Trust Company, National Association (as successor trustee to The Bank of New York Mellon Trust Company, N.A.), as trustee (the “Trustee”), we, as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

Upon the basis of such examination, we advise you that, in our opinion, the Securities constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

In rendering the foregoing opinion, we are expressing no opinion as to Federal or state laws relating to fraudulent transfers and we are not passing upon, and assume no responsibility for, any disclosure in any registration statement or any related prospectus or other offering material relating to the offer and sale of the Securities.

The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of New York, and we are expressing no opinion as to the effect of the laws of any other jurisdiction. With respect to all matters of Maryland law, we note that you received an opinion, dated October 7, 2025, of Venable LLP.

Carlyle Secured Lending, Inc.	-2-

We have relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible, and we have assumed that the Indenture has been duly authorized, executed and delivered by the Trustee thereunder, an assumption which we have not independently verified.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K, filed on the date hereof, and its incorporation by reference into the Registration Statement relating to the Securities (File No. 333-278993). In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Sullivan & Cromwell LLP